Exhibit 4.1
THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS INSTRUMENT MAY NOT BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, OR OTHERWISE DISPOSED OF IN ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.
Issue Date: October 15, 2009 (the “Issue Date”)
MORGANS HOTEL GROUP CO.
Common Stock Purchase Warrant
Morgans Hotel Group Co. (the “Company”), for value received, hereby certifies and agrees that [                    ], or its registered assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at any time during the Exercise Period (as defined below), [                    ] shares (the “Warrant Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at an initial purchase price (the “Exercise Price”) per share equal to $6.00. The Exercise Price and the number of Warrant Shares to be purchased upon exercise of this Warrant are subject to adjustment as hereinafter provided.
1. Defined Terms.
“Additional Shares” has the meaning ascribed to such term in Section 7(a)(ii).
“Affiliate” has the meaning ascribed to such term in Section 12 of the Exchange Act; provided, that, the existence of a management contract primarily for operational services provided by the Company or an Affiliate of the Company shall not be deemed to be control by the Company or such Affiliate, as the case may be.
“Appraised Value” per share of Common Stock as of a date specified herein shall mean the fair market value of a share of Common Stock as of such date as determined by an investment bank of nationally recognized standing selected jointly by the Holder and the Company. If the Company and the Holder cannot agree on a mutually acceptable investment bank, then the Company and the Holder shall each choose one such investment bank and the respective chosen firms shall jointly select a third investment bank, which shall make the determination. The Company shall pay the costs and fees of each such investment bank (including any such investment bank selected by the Holder), and the decision of the investment bank making such determination of Appraised Value shall be final and binding on the Company and the Holder. No discount shall be applied on account of (i) any Warrants or Warrant Shares representing a minority interest, (ii) any lack of liquidity of the Common Stock or the Warrants, or (iii) the fact that the Warrants or Warrant Shares may constitute “restricted securities” for securities law purposes.

“Board of Directors” means the Board of Directors of the Company.
“Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.
“Commencement Date” means the earlier of (i) the first Business Day immediately following the special meeting of stockholders of the Company to approve the issuance of the Common Stock in connection with the exercise of the Warrants and (ii) January 29, 2010.
“Common Stock” has the meaning ascribed to such term in the preamble of this Warrant.
“Company” has the meaning ascribed to such term in the preamble of this Warrant.
“Company Equity” means shares of Common Stock, options to purchase or rights to subscribe for shares of Common Stock, securities that by their terms are convertible into or exchangeable for shares of Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities.
“Competitor” means a person that engages in the business of operating, licensing, franchising or managing a hotel brand or group of hotels, provided, that, for the avoidance of doubt, an investment fund or other person or entity that engages in any such business primarily for investment purposes shall not constitute a “Competitor” hereunder.
“Exchange Act” means Securities Exchange Act of 1934, as amended.
“Excluded Securities” means (i) any Company Equity issued to current or former employees, directors or consultants of the Company or its subsidiaries or Affiliates pursuant to the Company’s stock incentive or compensation plans approved by the Board of Directors, or (ii) any Company Equity issued by the Company after the Issue Date in an aggregate amount not to exceed 1,000,000 shares of Common Stock (including securities convertible into or exchangeable for shares of Common Stock on an “as converted” or “as exchanged” basis) (as adjusted to account for any (a) stock split, (b) subdivision, (c) dividend or distribution payable in shares of Common Stock (or other securities or rights convertible into or entitling the holder thereof to receive directly or indirectly shares of Common Stock), (d) combination or (e) other similar recapitalization or event, in each case, occurring after the Issue Date).
“Exercise Cap” has the meaning ascribed to such term in Section 3(a)(i).
“Exercise Date” has the meaning ascribed to such term in Section 2(a).
“Exercise Notice” has the meaning ascribed to such term in Section 2(a).
“Exercise Period” means the period commencing on the Commencement Date and ending on the Expiration Date

“Exercise Price” has the meaning ascribed to such term in the preamble of this Warrant.
“Expiration Date” has the meaning ascribed to such term in Section 5.
“Fair Market Value” of a Warrant Share means, as of any date:
(i) if the Common Stock is traded on a securities exchange or quoted on the Nasdaq Stock Market, the Fair Market Value of a Warrant Share shall be deemed to be the average of the closing prices over the five Business Day period ending on the Business Day immediately prior to such date; or
(ii) if clause (i) immediately above is not applicable, the Fair Market Value of a Warrant Share shall be determined in reasonable good faith by the Board of Directors; provided, that, the Company shall give the Holder prompt written notice thereof following any such determination, together with reasonable data and documentation to support such determination; provided, further, that, for purposes of Sections 2 and 3 only, if the Holder objects to any such determination within two Business Days after receiving notice of the same, the Fair Market Value of a Warrant Share shall be the Appraised Value thereof.
“Gaming Approval” means any approval or consent required under Gaming Laws to be obtained from any Gaming Authority, including, without limitation, any registration, finding of suitability or approval of an acquisition of control.
“Gaming Authority” means any governmental entity with regulatory control, authority or jurisdiction over casino, pari-mutuel, lottery or other gaming activities and operations within the State of Nevada, including, without limitation, the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Clark County Liquor and Gaming Licensing Board and the City of Las Vegas.
“Gaming Event” means a Gaming Approval requirement arises for the Holder, an Other Holder or a Licensed Affiliate to hold or exercise this Warrant or any Other Warrants as a result of circumstances primarily caused by the Company or any of its subsidiaries.
“Gaming Laws” means all laws, regulations, rules, ordinances or other pronouncements pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over casino, pari-mutuel, lottery or other gaming activities in any jurisdiction, including all rules and regulations established by any Gaming Authority.
“Gaming Trigger” means a Gaming Approval requirement for the Holder, an Other Holder or a Licensed Affiliate to hold or exercise this Warrant or any Other Warrants that does not arise as a result of circumstances primarily caused by the Holder, an Other Holder or a Licensed Affiliate.
“Holder” has the meaning ascribed to such term in the preamble of this Warrant.

“Issue Date” has the meaning ascribed to such term above the preamble of this Warrant.
“Licensed Affiliate” means a person who is associated or affiliated with the Holder, an Other Holder or any of their respective Affiliates and is required under Gaming Laws to obtain a Gaming Approval for the Holder or an Other Holder to hold, or to exercise in full, the Warrants and the Other Warrants.
“Other Company Equity” means Company Equity (other than Common Stock).
“Other Holders” means the holders of the Other Warrants.
“Other Warrants” means the warrants, other than this Warrant, issued pursuant to the Purchase Agreement and the warrants issued pursuant to the Real Estate Fund Formation Agreement (as defined in the Purchase Agreement), in each case, that are held by Affiliates of the Holder.
“Preferred Securities” means the Preferred Stock, par value $0.01 per share, of the Company designated as Series A Preferred Securities issued to the Holder and the Other Holders pursuant to the Purchase Agreement.
“Purchase Agreement” means the Securities Purchase Agreement, dated as of the Issue Date, by and among the Company, the Holders and the Other Holders.
“Redemption Date” has the meaning ascribed to such term in Section 3(b)(iii).
“Redemption Price” means, with respect to any portion of the Warrant being redeemed pursuant to Section 3(b) as of a Redemption Date, the number of Warrant Shares underlying such portion of the Warrant multiplied by an amount equal to (A) the Fair Market Value as of the Redemption Date less (B) the Exercise Price as of the Redemption Date.
“Securities Act” has the meaning ascribed to such term in Section 11(a).
“Seventh Anniversary” means the seventh anniversary of the Issue Date.
“Third Anniversary” has the meaning ascribed to such term in Section 11(b)(i).
“Warrant” means this Warrant originally issued pursuant to the Purchase Agreement, and all other warrants issued upon transfer, division or combination of, or in substitution for, this Warrant or such other warrants.
“Warrant Shares” has the meaning ascribed to such term in the preamble of this Warrant.
“Yucaipa Fund Holder” has the meaning ascribed to such term in Section 11(b)(i).

2. Method of Exercise.
(a) This Warrant may be exercised by the Holder at any time and from time to time during the Exercise Period for all or any portion of the number of Warrant Shares purchasable hereunder. In order to exercise this Warrant, in whole or in part, the Holder shall deliver this Warrant, together with a duly executed copy of the form of notice of exercise attached hereto as Attachment A (together, the “Exercise Notice”), to the Company at its principal offices prior to 1:00 p.m., New York City time, on a Business Day, which Exercise Notice shall specify the number of Warrant Shares subject to such Exercise Notice (the date on which such delivery shall have taken place being referred to as the “Exercise Date”). The Exercise Date for any Exercise Notice delivered to the Company after 1:00 p.m., New York City time, on any Business Day shall be the next succeeding Business Day.
(b) Upon each exercise of the Warrant, the Company shall issue to the Holder a number of shares of Warrant Shares computed using the following formula:

X =	Y * (A-B)

A
Where:
X =	the number of Warrant Shares to be issued to the Holder.

Y =	the number of Warrant Shares purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the number of Warrant Shares subject to the applicable Exercise Notice.

A =	the Fair Market Value as of the Exercise Date.

B =	the Exercise Price (as adjusted to the Exercise Date).

* =	multiplied by.
(c) Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which the Exercise Notice shall have been delivered to the Company as provided above. As soon as practicable after each exercise of this Warrant, and in any event within three Business Days thereafter, the Company shall execute (or cause to be executed) and deliver (or cause to be delivered) to the Holder a certificate or certificates representing the aggregate number of full Warrant Shares issuable and issued upon such exercise, together with cash in lieu of any fraction of a share (as provided in Section 2(d) below). The stock certificate or certificates so delivered shall be, to the extent possible, in such denomination or denominations as the exercising Holder shall reasonably request in the Exercise Notice or otherwise and shall be registered in the name of the Holder or, subject to Section 11, such other name as shall be designated in the Exercise Notice. Unless the applicable Exercise Notice is revoked as provided in Section 3(a)(i), this Warrant shall be deemed to have been exercised, and such stock certificate or certificates shall be deemed to have been issued, and the Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of the shares of Common Stock evidenced by such stock certificate or certificates for all purposes, as of the Exercise Date.

(d) No fractional shares of any security will be issued in connection with any exercise hereunder. As to any fraction of a share that would otherwise be issuable, the Company shall pay cash equal to such fraction multiplied by the Fair Market Value as of the applicable Exercise Date.
(e) If this Warrant shall have been exercised in part, the Company shall, not later than the time of delivery of the certificate or certificates representing the Warrant Shares being issued pursuant to such exercise, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unexercised Warrant Shares subject to this Warrant. Such new Warrant shall in all other respects be identical to this Warrant.
(f) The Company hereby represents and warrants to the Holder that all Warrant Shares issuable and issued upon the exercise of this Warrant pursuant to the terms hereof will be validly issued, fully paid and nonassessable, issued without violation of any preemptive rights and issued free and clear of any lien, encumbrance, security interest, pledge, mortgage, hypothecation, charge, adverse claim, title retention agreement of any nature or kind, or other encumbrance, except as provided for under applicable securities laws and Gaming Laws. The Company shall pay all of its expenses in connection with, and all issuance, transfer, stamp and other similar taxes and other governmental charges that may be imposed upon it with respect to, the exercise of this Warrant or the issue or delivery of Warrant Shares hereunder.
3. Exercise Cap; Redemptions.
(a) Exercise Cap.
(i) Subject to Section 3(a)(ii), the Holder shall not be entitled to exercise its rights to purchase Warrant Shares hereunder to the extent, and only to the extent, such exercise would cause such Holder, together with its Affiliates, to become the beneficial owner of more than 9.9% of the issued and outstanding shares of the Common Stock, as determined pursuant to Section 13 of the Exchange Act (the “Exercise Cap”). The Company shall, within one Business Day of delivery by Holder of an Exercise Notice, notify the Holder in writing of (A) the number of Warrant Shares that would be issuable to the Holder if such exercise requested in such Exercise Notice were effected in full and (B) the number of issued and outstanding shares of the Common Stock (as determined pursuant to Section 13 of the Exchange Act) as of the most recent date such information is available to the Company, whereupon, notwithstanding anything to the contrary set forth herein, the Holder may within one Business Day of its receipt of the notice from the Company required by this Section revoke such Exercise Notice to the extent that it determines that such exercise would result in the Holder, together with its Affiliates, owning in excess of 9.9% of the issued and outstanding shares of Common Stock, as determined pursuant to Section 13 of the Exchange Act.

(ii) Notwithstanding anything to the contrary herein, Section 3(a)(i) shall not limit a Holder from exercising all or any portion of the Warrant if: (A) the Holder, the Other Holders and the Licensed Affiliates have obtained all Gaming Approvals necessary to hold, and to exercise in full, the Warrants and the Other Warrants, and the Holder has notified the Company in writing thereof and has not revoked such notification, or (B) none of the Holder, the Other Holders or the Licensed Affiliates are required under the Gaming Laws to obtain any Gaming Approval to hold, or to exercise in full, the Warrants and the Other Warrants (e.g., the Company does not own or hold any assets or rights that subject it to the authority or jurisdiction of a Gaming Authority), and the Holder has notified the Company in writing thereof and has not revoked such notification. In connection with the foregoing, the Company shall use its reasonable best efforts to keep the Holder apprised of all material facts pertaining to the business and affairs of the Company which have, or would reasonably be expected to have, a bearing upon the determination of whether any such Gaming Approvals are or continue to be required, including, without limitation, information pertaining to any acquisitions or dispositions of assets by the Company or any of its Affiliates that are subject to regulation under Gaming Laws, and shall, upon request from the Holder from time to time, provide any documents and records in its possession or in the possession of its Affiliates (to the extent available to the Company) that the Holder reasonably requests in order to determine whether such Gaming Approvals are required; provided, that, prior to receiving any documents and records, the Holder shall agree to comply with the Company’s insider trading policies as in effect and shall agree to keep the information contained therein confidential, including to the extent required so that the Company’s provision of such documents and records does not cause the Company to breach any confidentiality agreement to which it is a party.
(b) Redemption.
(i) In the event that the stockholders of the Company do not duly approve (including, without limitation, approval pursuant to the corporate governance requirements and listing rules promulgated by the Nasdaq Stock Market, including Rule 5635 thereof) the issuance of Common Stock in connection with the exercise of the Warrants and the Other Warrants, on or prior to January 29, 2010, the Holder shall thereafter have the right, at any time and from time to time during the Exercise Period, to cause the Company to redeem at the Redemption Price up to [                    ]1 Warrant Shares (subject to adjustment on the same basis as is the number of shares for which this Warrant is exercisable as a result of an event specified in Section 7(a), 7(b), 7(c), 7(d) or 7(e)).
(ii) In the event of a Gaming Event, the Holder shall thereafter have the right, at any time and from time to time during the Exercise Period, to cause the Company to redeem at the Redemption Price a portion of the Warrant such that the Holder, the Other Holders and the Licensed Affiliates are not required to receive any Gaming Approvals to continue to hold the Warrant or to exercise the Warrant in the manner contemplated herein.
(iii) In order to exercise its redemption rights, in whole or in part, pursuant to this Section 3(b), the Holder shall deliver this Warrant, together with a written notice setting forth the portion of the Warrant being redeemed pursuant to such notice (designated by the number of Warrant Shares underlying such portion of the Warrant), whether such redemption is pursuant to Section 3(b)(i) or 3(b)(ii) and wire transfer instructions to which the Company is to

[1]	The Warrant Shares in excess of 19.9% will be allocated pro rata among the Yucaipa investors.

send the cash payment to the Holder of the Redemption Price, to the Company at its principal offices prior to 1:00 p.m., New York City time, on a Business Day, and such redemption shall be effective as of the close of business on the day such notice is received by the Company (a “Redemption Date”). The Redemption Date for any redemption notice delivered to the Company after 1:00 p.m., New York City time, on any Business Day shall be the next succeeding Business Day. As soon as practicable after each such Redemption Date, and in any event within five (5) Business Days thereafter, the Company shall send to the Holder by wire transfer of immediately available funds the Redemption Price for the redemption on such Redemption Date, together with written notice of its calculation of the Redemption Price, and a new Warrant evidencing the rights of the Holder with respect to the portion of the Warrant that was not redeemed, and such new Warrant shall in all other respects be identical to this Warrant.
4. No Impairment; Regulatory Compliance and Cooperation; Gaming Trigger.
(a) The Company will not, by amendment of its certificate of incorporation or through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the material terms of this Warrant, but will at all times in good faith assist in carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant and (ii) obtain all such authorizations, exemptions or consents from any regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant.
(b) Notwithstanding anything the contrary herein, if any exercise of all or any portion of this Warrant pursuant to Section 2, a redemption of all of any portion of this Warrant pursuant to Section 3(b) or a transfer of all or any portion of this Warrant pursuant to Section 11 requires the consent, approval, waiver, or authorization of any governmental authority or any third party (including, without limitation, the Nasdaq Stock Market) as a condition to the lawful and valid exercise, redemption or transfer, as the case may be, then each of the time periods provided in Section 2, Section 3(b), or Section 11, as applicable, for the consummation thereof shall be suspended for the period of time during which any such consent, approval, waiver, or authorization is being pursued, and if and to the extent that any such suspension causes the consummation thereof to occur after the intended Expiration Date, then such Expiration Date shall be extended to (i) in the event of an exercise or redemption, the date of consummation thereof, and (ii) in the event of a transfer, 30 days following the date of consummation thereof. The Company agrees to use its reasonable best efforts to obtain, or to assist the affected person in obtaining, any such consent, approval, waiver, or authorization (it being understood that the Company and its subsidiaries shall not have to enter into any agreements restricting the conduct of their business or agree to dispose of any assets or rights) and shall cooperate and use its reasonable best efforts to respond as promptly as practicable to all inquiries received by it or by the affected person from any governmental authority for initial or additional information or documentation in connection therewith. The Company and the Holder shall each bear their own costs and expenses in connection with this Section 4(b), except that in the case of filing fees for any notification and report forms contemplated by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (and the rules and regulations promulgated thereunder), the Company shall promptly reimburse the holders of Warrants and Other Warrants up to $22,500 of such fees in the aggregate upon written request therefor.

(c) In the event of a Gaming Trigger that is not a Gaming Event, upon notice thereof by the Holder to the Company, the Company and the Holder shall meet and cooperate promptly and in good faith to amend and/or restructure this Warrant such that (i) the Holder continues to receive, to the greatest extent practicable, the intended economic benefits hereunder, (ii) the Company continues to receive, to the greatest extent practicable, the intended economic benefits hereunder and (iii) the Holder, the Other Holders and the Licensed Affiliates are not required to obtain any Gaming Approvals to hold or to exercise this Warrant or any Other Warrants.
5. Expiration. This Warrant and the right to purchase Warrant Shares upon exercise hereof shall expire at 11:59 p.m. New York City time on April 15, 2017 (as may be extended pursuant to Section 4(b), the “Expiration Date”).
6. Notices of Record Date, etc. In case:
(a) the Company shall take a record of the holders of the Common Stock for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock or any class or any other securities, or to receive any other right, or
(b) of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company, any consolidation or merger of the Company with or into another corporation, or any transfer of all or substantially all of the assets of the Company in any one transaction or a series of related transactions, or
(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company, or
(d) the Company shall grant to the holders of its Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class, then, and in each such case:
the Company will mail or cause to be mailed to the Holder of this Warrant a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the estimated effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of the Common Stock shall be entitled to exchange their shares for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be mailed at least 20 calendar days prior to the record date or effective date for the event specified in such notice. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action on the Exercise Price and the number and kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon exercise of this Warrant.

7. Adjustment of Number of Warrant Shares and Exercise Price. The number and kind of Warrant Shares and the Exercise Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows; provided, that, if more than one subsection of this Section 7 is applicable to a single event, the subsection that produces the largest adjustment shall be applied, and no single event shall cause an adjustment under more than one subsection of this Section 7 to the extent of any resulting duplication:
(a) Upon Certain Issuances of Common Stock.
(i) If the Company shall, at any time on or prior to the first anniversary of the Issue Date, issue (1) any shares of Common Stock without consideration or for consideration per share of $4.00 (as adjusted to account for any (a) stock split, (b) subdivision, (c) dividend or distribution payable in shares of Common Stock (or other securities or rights convertible into or entitling the holder thereof to receive directly or indirectly shares of Common Stock), (d) combination or (e) other similar recapitalization or event, in each case, occurring after the Issue Date) or less or (2) Other Company Equity without consideration or for consideration per share less than the Exercise Price in effect immediately prior to the issuance of such Other Company Equity, in each case of clause (1) and (2), other than Excluded Securities, then the Exercise Price shall forthwith be reduced to a price equal to the consideration per share for which such shares of Common Stock or Other Company Equity are issued (plus, with respect to options or rights, the additional consideration required to be paid upon exercise of such options or rights).
(ii) If the Company shall, at any time on or prior to the first anniversary of the Issue Date, issue any shares of Common Stock for consideration per share of greater than $4.00 (as adjusted to account for any (a) stock split, (b) subdivision, (c) dividend or distribution payable in shares of Common Stock (or other securities or rights convertible into or entitling the holder thereof to receive directly or indirectly shares of Common Stock), (d) combination or (e) other similar recapitalization or event, in each case, occurring after the Issue Date) and less than the Exercise Price in effect immediately prior to the issuance of such shares (the shares being so issued being referred to herein as the “Additional Shares”), other than Excluded Securities, then the Exercise Price shall forthwith be reduced to a price equal to such Exercise Price multiplied by a fraction, (1) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares would purchase at the Exercise Price in effect immediately prior to such issuance, and (2) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of such Additional Shares so issued.
(iii) For the purposes of any adjustment of the Exercise Price pursuant to this Section 7(a), the following provisions shall be applicable:

(1) In the case of the issuance of Common Stock for cash in whole or in part, whether in a public offering, private placement or otherwise, the cash consideration shall be deemed to be the amount of cash paid therefor without any deduction therefrom, including for any expenses or discounts, commissions or placement fees payable by the Company to any underwriter or placement agent in connection with the issuance and sale thereof.
(2) In the case of the issuance of Common Stock for consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as reasonably determined by the Board of Directors, which determination shall be promptly provided in writing to the Holder.
(3) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities, except for Excluded Securities:
(A) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in clauses (1) and (2) immediately above), if any, received by the Company upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;
(B) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange of any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities, options, or rights were issued and for a consideration equal to the consideration received by the Company for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Company upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in clauses (1) and (2) immediately above);
(C) on any change in the number of shares or exercise price of Common Stock deliverable upon exercise of any such options or rights or conversions of or exchanges for such securities prior to the first anniversary of the Issue Date, other than a change resulting from the antidilution provisions thereof, the applicable Exercise Price shall forthwith be readjusted to such Exercise Price as would have been obtained had the adjustment made upon the issuance of such options, rights or securities not converted prior to such change or options or rights related to such securities not converted prior to such change been made upon the basis of such change; and

(D) no further adjustment of the Exercise Price adjusted upon the issuance of any such options, rights, convertible securities or exchangeable securities shall be made as a result of the actual issuance of Common Stock on the exercise of any such rights or options or any conversion or exchange of any such securities.
(b) Upon Stock Dividends or Splits. If, at any time after the Issue Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, effective as of the record date for the determination of holders of Common Stock entitled to receive such stock dividend, or to be affected by such subdivision or split-up, the Exercise Price shall be appropriately decreased so that the number of shares of Common Stock purchasable on exercise of this Warrant shall be increased in proportion to such increase in outstanding shares.
(c) Upon Combinations. If, at any time after the Issue Date, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, following the record date to determine shares affected by such combination, the Exercise Price shall be appropriately increased so that the number of shares of Common Stock purchasable on exercise of this Warrant shall be decreased in proportion to such decrease in outstanding shares.
(d) Upon Reclassifications, Reorganizations, Consolidations or Mergers. In the event of any capital reorganization of the Company, any reclassification of the stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or any consolidation or merger of the Company with or into another corporation (where the Company is not the surviving corporation or where there is a change in or distribution with respect to the Common Stock), this Warrant shall after such reorganization, reclassification, consolidation, or merger be exercisable for the kind and number of shares of stock or other securities or property of the Company or of the successor corporation resulting from such consolidation or surviving such merger, if any, to which the holder of the number of Warrant Shares underlying this Warrant (immediately prior to the time of such reorganization, reclassification, consolidation or merger) would have been entitled upon such reorganization, reclassification, consolidation or merger; provided, that, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of any such reorganization, reclassification, consolidation or merger, then the consideration that the Holder shall be entitled to receive upon exercise of this Warrant shall be the types and amounts of consideration received by the majority of all holders of the shares of Common Stock that affirmatively make an election (or of all such holders if none make an election). The provisions of this clause shall similarly apply to successive reorganizations, reclassifications, consolidations, or mergers.
(e) Other Distributions. In case the Company shall fix a record date for the making of a distribution to all holders of shares of its Common Stock of securities, evidences of indebtedness, assets, cash, rights or warrants, in each such case, the Exercise Price in effect prior to such record date shall be reduced immediately thereafter to the price determined by multiplying the Exercise Price in effect immediately prior to the reduction by the quotient of (x) the Fair Market Value as of the last trading day preceding the first date on which the Common

Stock trades regular way on the principal national securities exchange or quotation system on which the Common Stock is listed or admitted to trading without the right to receive such distribution, minus the amount of cash and/or the fair market value of the securities, evidences of indebtedness, assets, rights or warrants to be so distributed, as reasonably determined by the Board of Directors, in respect of one share of Common Stock divided by (y) such Fair Market Value on such date specified in clause (x); such adjustment shall be made successively whenever such a record date is fixed.
(f) Adjustment of Number of Shares Purchasable. Upon any adjustment of the Exercise Price as provided in Section 7(b), 7(c), 7(d) or 7(e), the Holder shall thereafter be entitled to purchase upon the exercise thereof, at the Exercise Price resulting from such adjustment, the number of shares of Common Stock (calculated to the nearest 1/100th of a share) obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Shares underlying this Warrant and dividing the product thereof by the Exercise Price resulting from such adjustment.
(g) Rounding of Calculations; Minimum Adjustments. All calculations under this Section 7 shall be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. Any provision of this Section 7 to the contrary notwithstanding, no adjustment in the Exercise Price or the number of shares of Common Stock into which this Warrant is exercisable shall be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a share of Common Stock, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or 1/10th of a share of Common Stock, or more.
(h) Notice of Adjustment. Whenever the terms of this Warrant are adjusted pursuant to this Section or pursuant to any other applicable provision hereof, the Company shall deliver to the Holder in accordance with the notice provisions below a certificate signed by the Company’s President or Chief Financial Officer describing, in reasonable detail, the change or event requiring such adjustment and the newly adjusted Exercise Price and, as applicable, the kind and amount of shares, securities or other property purchasable hereunder after giving effect to such adjustment.
(i) Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action that would require an adjustment pursuant to this Section 7, the Company shall take any and all actions that may be necessary, including obtaining regulatory, the Nasdaq Stock Market or other applicable national securities exchange or stockholder approvals or exemptions, in order that Company may thereafter validly and legally issue as fully paid and nonassessable all shares of Common Stock that the Holder is entitled to receive upon exercise of this Warrant.
8. Reservation of Stock. The Company will at all times reserve and keep available, solely for the issuance and delivery upon the exercise of this Warrant, such Common Stock and other stock, securities and property, as from time to time shall be issuable upon the exercise of this Warrant. All securities which shall be so issuable, when issued upon exercise of the Warrant in accordance herewith, shall be duly and validly issued and fully paid and nonassessable, and not subject to preemptive rights.

9. Replacement of Warrants. Upon delivery by the Holder to the Company of evidence reasonably satisfactory to the Company (such as an affidavit of the Holder) of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor and dated as of the Issue Date.
10. No Rights as Stockholder. Until the exercise of this Warrant, the Holder of this Warrant shall not have or exercise any rights by virtue hereof as a stockholder of the Company.
11. Transfer.
(a) Securities Laws. Neither this Warrant nor the Warrant Shares issuable upon the exercise hereof have been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state securities laws and unless so registered may not be transferred, sold, pledged, hypothecated or otherwise disposed of unless an exemption from such registration is available, including if the Warrant or the Warrant Shares are sold in accordance with Rule 144 promulgated under the Securities Act or any successor rule or regulation hereafter adopted by the Securities and Exchange Commission.
(b) Restrictions on Transfer.
(i) Subject to Section 5.9 of the Purchase Agreement, the Holder shall not pledge, sell, encumber, assign or otherwise transfer all or any portion of this Warrant prior to the third anniversary date of the Issue Date (the “Third Anniversary”); provided, that, nothing in this clause (i) shall restrict the rights of a holder of this Warrant that is an investment fund under common control with The Yucaipa Companies, LLC (a “Yucaipa Fund Holder”) to sell, assign or otherwise transfer (A) all or any portion of this Warrant to a subsidiary of such Yucaipa Fund Holder or to another Yucaipa Fund Holder (including an “alternative investment vehicle” that is affiliated with such Yucaipa Fund Holder) or (B) all of this Warrant to the persons directly holding the equity interests in the Yucaipa Fund Holder in connection with a liquidation of such Yucaipa Fund Holder in accordance with the provisions of the constituent documents of such Yucaipa Fund Holder.
(ii) On and after the Third Anniversary, the Holder may pledge, sell, encumber, assign or otherwise transfer all or any portion of this Warrant to any person, other than a Competitor; provided, that, if any Preferred Securities are outstanding on the Seventh Anniversary, unless and until all such Preferred Securities have been redeemed, the foregoing restriction on pledges, sales, encumbrances, assignments or transfers to Competitors shall not be applicable.

(iii) The Holder may pledge, sell, encumber, assign, or otherwise transfer any or all shares of Common Stock received upon exercise of this Warrant to any person, other than a Competitor; provided, that, if any Preferred Securities are outstanding on the Seventh Anniversary, unless and until all such Preferred Securities have been redeemed, the foregoing restriction on pledges, sales, encumbrances, assignments or transfers to Competitors shall not be applicable.
(c) Transfer Notice. Promptly following the sale, assignment or other transfer of all or a portion of this Warrant, the Holder shall surrender this Warrant to the Company, together with written notice of (i) the name, address, telephone number and facsimile number of the transferee and (ii) the portion of this Warrant so transferred (designated by the number of Warrant Shares underlying such portion of the Warrant). Promptly following delivery by the Holder of such notice, the Company shall promptly (and in any event within 7 days thereafter) (A) deliver to the designated transferee a new Warrant evidencing the rights of such transferee to purchase the Warrant Shares in the denominations as set forth in such notice, (B) if applicable, deliver to the Holder a new Warrant evidencing the balance of this Warrant not assigned by the Holder, and (C) register on the books and records of the Company such transfer. Such new Warrants shall in all other respects be identical to this Warrant. All or any portion of this Warrant, if properly assigned in compliance with this Section 11, may be exercised by the new Holder for the purchase of shares of Common Stock without having a new Warrant issued.
(d) Legends. Unless the Warrant Shares have been registered under the Securities Act or transferred pursuant to Rule 144 to a person who is not an affiliate of the Company, it is understood and agreed that any Warrant or certificate representing Warrant Shares shall bear the following legend:
THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS INSTRUMENT MAY NOT BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, OR OTHERWISE DISPOSED OF IN ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.
(e) Rule 144 Information. The Company covenants that it will use its reasonable best efforts to file timely all reports and other documents required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations promulgated by the Securities and Exchange Commission thereunder (or, if the Company is not required to file such reports, it will, upon the request of the Holder, make publicly available such information as necessary to permit sales pursuant to Rule 144 under the Securities Act), and it will use its reasonable best efforts to take such further action as a Holder may reasonably request, in each case, to the extent required from time to time to enable the Holder to, if permitted by the terms of this Warrant, sell this Warrant without registration under the Securities Act within the limitations of the exemptions provided by (A) Rule 144 under the Securities Act, as such rule may be amended from time to time, or (B) any successor rule or regulation hereafter adopted by the Securities and Exchange Commission. Upon the written request of the Holder, the Company will deliver to such Holder a written statement that it has complied with such requirements.

12. Miscellaneous.
(a) Delivery of Notices, etc. All notices and other communications from the Company to the Holder of this Warrant shall be sufficiently made if sent by first class mail, postage prepaid, personal delivery or by facsimile to the address or facsimile number, as applicable, of such Holder appearing on the books of the Company maintained for such purpose (as changed by the Holder from time to time by like notice). All notices and other communications from the Holder of this Warrant or in connection herewith to the Company, including any Exercise Notice or notice of redemption pursuant to Section 3(b), shall be sufficiently made if sent by first class mail, postage prepaid, personal delivery or by facsimile to the address or facsimile number, as applicable, of the Company at its principal offices as shown below or as changed by the Company from time to time by like notice. Any notice and other communication in accordance with this Section 12(a) shall be deemed to be delivered, given and received for all purposes as of: (i) three Business Days immediately following the date sent, if sent by first class mail, postage prepaid, (ii) the date so delivered, if delivered personally, and (iii) the date sent, if sent by facsimile.
(b) Nonwaiver. No course of dealing or any delay or failure to exercise any right hereunder on the part of the Company or the Holder shall operate as a waiver of such right or otherwise prejudice the rights, powers or remedies of such person.
(c) Limitation of Liability. No provision hereof, in the absence of affirmative action by the Holder to purchase shares of Common Stock, and no enumeration herein of the rights or privileges of the Holder hereof, shall give rise to any liability of such Holder to pay the Exercise Price for any Warrant Shares other than pursuant to an exercise of this Warrant or give rise to any status of or liability as a stockholder of the Company, whether such status or liability is asserted by the Company or by creditors of the Company.
(d) Remedies. Each Holder of Warrants and/or Warrant Shares, in addition to being entitled to exercise its rights granted by law, including recovery of damages, shall be entitled to specific performance of its rights provided under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees, in an action for specific performance, to waive the defense that a remedy at law would be adequate.
(e) Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding day that is a Business Day.
(f) Change or Waiver. Any term of this Warrant may be changed or waived only by an instrument in writing signed by the party against which enforcement of the change or waiver is sought. Notwithstanding the foregoing, the Holder may, by written notice to the Company at any time and from time to time, reduce the Exercise Cap hereunder to a lower percentage.

(g) Successors and Assigns. Subject to the terms hereof, this Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the permitted successors and assigns of the Holder hereof. The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant and to the extent applicable, all Holders of Warrant Shares issued upon the exercise hereof (including transferees), and shall be enforceable by any such Holder.
(h) Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Warrant.
(i) Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.
(j) Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of New York.

MORGANS HOTEL GROUP CO.
By:
Name:
Title:

Principal Office:

475 Tenth Ave. New York, New York 10018 Facsimile Number: (212) 277-4280 Attention: Corporate Secretary

ATTACHMENT A
NOTICE OF EXERCISE
Morgans Hotel Group Co. (the “Company”)
Attention: Corporate Secretary
The undersigned Holder of this Warrant exercises [this Warrant in full] [a portion of this Warrant for [                    ] shares of Common Stock of the Company], on a net exercise basis in accordance with Section 2(b) of this Warrant, and hereby instructs the Company (a) to issue certificates for a number of Warrant Shares determined pursuant to Section 2(b) of this Warrant in the name of and delivered to                                          whose address is                                                               and (b) if such issued shares of Common Stock shall not include all of the shares of Common Stock issuable as provided in this Warrant, to deliver a new Warrant of like tenor and date for the balance of the shares of Common Stock issuable under the Warrant to the undersigned.

(Name of Registered Owner)

(Signature of Registered Owner)

(Street Address)

(Dated)